ITEM 26(n)(ii)
[Letterhead of Sutherland Asbill & Brennan LLP]
April 24, 2009
Transamerica Life Insurance Company
4333 Edgewood Road NE
Cedar Rapids, IA 52499
Gentlemen:
     We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 9 to the Form N-6 registration statement for Transamerica Corporate Separate Account Sixteen (File No. 333-109579). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely, SUTHERLAND ASBILL & BRENNAN LLP
By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy, Esq.

FRB/amv